Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Another Quarter of Strong Results

•                  2Q11 consolidated net sales of $801.8 million, up 11%

•                  Growth in same store sales of 6.0% compared to 4.8% in 2Q10

•                  Operating margin expansion of 150 bps to reach 13.2%

•                  2Q11 net earnings of $49.3 million up 43% vs. 2Q10 net earnings

•                  2Q11 diluted earnings per share of $0.26

•                  Adjusted EBITDA of $122.9 million, growth of 24%

DENTON, Texas, May 5, 2011 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2011 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Our financial performance in the second quarter is the result of strong execution across all of our businesses,” stated Gary Winterhalter, President and Chief Executive Officer. “Consolidated sales reached $802 million, surpassing the $800 million mark for the first time in a quarter. Same store sales growth was strong at 6% and gross profit margin expanded 110 basis points.  Adjusted EBITDA grew 24% while net earnings reached $49 million for growth of 43%.  During the quarter, we reduced our total debt balance by $60 million, further deleveraging the balance sheet.  As we head into the second half of the year, we believe we will continue to build on the momentum realized in the first half of fiscal 2011.”

FISCAL 2011 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2011 second quarter, consolidated net sales were $801.8 million, an increase of 11.3% from the fiscal 2010 second quarter.  This sales increase is attributed to same store sales growth, acquisitions and the addition of new stores.  The favorable impact from changes in foreign currency exchange rates in the fiscal 2011 second quarter was $4.1 million or 0.6% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2011 second quarter was 6.0%.

Gross Profit:  Consolidated gross profit for the fiscal 2011 second quarter was $391.8 million, an increase of 13.8% over the fiscal 2010 second quarter.  Gross profit as a percentage of sales was 48.9%, a 110 basis point improvement from the fiscal 2010 second quarter.

Selling, General and Administrative Expenses:  For the fiscal 2011 second quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $271.4 million or 33.8% of sales, a 60 basis point improvement from the fiscal 2010 second quarter metrics of 34.4% of sales and total SG&A expenses of $247.5 million.  Fiscal 2011 second quarter SG&A expenses increased $23.9 million primarily due to expenses associated with acquired businesses and the opening of new stores such as rent, occupancy, and payroll expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense for the fiscal 2011 second quarter was $27.8 million, down $0.6 million from the fiscal 2010 second quarter of $28.4 million.

Provision for Income Taxes:  Income taxes were $28.6 million for the fiscal 2011 second quarter versus $21.4 million in the fiscal 2010 second quarter.  The Company’s effective tax rate in the fiscal 2011 second quarter was 36.7% versus 38.2% in the fiscal 2010 second quarter.  For fiscal year 2011, the Company’s effective tax rate is expected to be in the range of 37.0% to 38.0%.

Net Earnings and Diluted Net Earnings per Share (EPS) (2):  Net earnings in the fiscal 2011 second quarter were $49.3 million; growth of 42.6% over net earnings of $34.6 million in the fiscal 2010 second quarter.  Diluted earnings per share in the fiscal 2011 second quarter were $0.26; growth of 36.8% over diluted earnings per share of $0.19 in the fiscal 2010 second quarter.

Adjusted (Non-GAAP) EBITDA(2): Adjusted EBITDA for the fiscal 2011 second quarter was $122.9 million, an increase of 23.9% from $99.2 million for the fiscal 2010 second quarter.

(1)A detailed table reconciling 2011 and 2010 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2011, were $59.1 million.  The Company’s asset-based loan (ABL) revolving credit facility began the 2011 second quarter with a $43.2 million balance and ended the fiscal 2011 second quarter with a zero balance.  In the fiscal 2011 second quarter, the Company reduced total debt by $60.2 million, including a $17.0 million prepayment of its senior term loan ‘B’ and a $43.2 million reduction of the ABL facility.  Borrowing capacity on the ABL facility was approximately $341.6 million at the end of the fiscal 2011 second quarter.  The Company’s debt, excluding capital leases, totaled $1.5 billion as of March 31, 2011.

For the first six months of fiscal year 2011, the Company’s capital expenditures totaled $29.4 million. Capital expenditures for the fiscal year 2011 are projected to be in the range of $50 million to $55 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $31.3 million to $418.5 million at March 31, 2011 compared to $387.1 million at September 30, 2010.  Inventory as of March 31, 2011 was $636.9 million, an increase of $58.0 million or growth of 10.0% from March 31, 2010 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2011 Second Quarter Results for Sally Beauty Supply

•                  Sales of $490.8 million, up 8.2% from $453.6 million in the fiscal 2010 second quarter.  The positive impact of favorable foreign currency exchange on net sales was $2.3 million, or 0.5% of sales.

•                  Same store sales growth of 6.2% versus 4.3% in the fiscal 2010 second quarter.

•                  Gross margin of 54.4%, a 130 basis point improvement from 53.1% in the fiscal 2010 second quarter.

•                  Segment earnings of $93.9 million, up 18.1% from $79.5 million in the fiscal 2010 second quarter.

•                  Segment operating margins increased 160 basis points to 19.1% of sales from 17.5% in the fiscal 2010 second quarter.

•                  Net store base increased by 137 or 4.7% over the fiscal 2010 second quarter for total store count of 3,083.  This increase is principally from organic store growth.

Sales growth in the fiscal 2011 second quarter was driven by same store sales, new store openings and favorable foreign currency exchange.  Gross profit margin expansion of 130 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in gross profit and SG&A leverage in the International businesses.

Beauty Systems Group

Fiscal 2011 Second Quarter Results for Beauty Systems Group

•                  Sales of $311.0 million, up 16.5% from $266.8 million in the fiscal 2010 second quarter.  The positive impact of favorable foreign currency exchange on net sales was $1.8 million, or 0.7% of sales.  Growth from acquisition-related revenue was 10.5%.

•                  Same store sales growth of 5.6% versus 6.1% in the fiscal 2010 second quarter.

•                  Gross margin of 40.1%, up 140 basis points from 38.7% in the fiscal 2010 second quarter.

•                  Segment earnings of $33.5 million, up 28.8% from $26.0 million in the fiscal 2010 second quarter.

•                  Segment operating margins increased by 100 basis points to 10.8% of sales from 9.8% in the fiscal 2010 second quarter.

•                  Net store base increased by 117 stores or 11.6% over the fiscal 2010 second quarter.  Total store count for the fiscal 2011 second quarter was 1,124, including 158 franchised locations.

•                  Total BSG distributor sales consultants at the end of the fiscal 2011 second quarter were 1,119 versus 1,106 at the end of the fiscal 2010 second quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, acquisitions and new store openings.  Segment earnings growth is primarily due to improvement in gross profit and synergies realized from prior acquisitions.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8967 (International:  612-332-0228).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 1:00 p.m. (Central) May 5, 2011 through May 14, 2011 at 11:59 p.m. (Central) by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 201172.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,000 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers;

products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2011	2010	% CHG	2011	2010	% CHG

Net sales	$801,805	$720,467	11.3%	$1,595,369	$1,425,318	11.9%
Cost of products sold and distribution expenses	409,991	376,183	9.0%	824,164	747,819	10.2%
Gross profit	391,814	344,284	13.8%	771,205	677,499	13.8%
Selling, general and administrative expenses (1)	271,381	247,496	9.7%	544,289	498,268	9.2%
Depreciation and amortization	14,777	12,430	18.9%	28,888	24,320	18.8%
Operating earnings	105,656	84,358	25.2%	198,028	154,911	27.8%
Interest expense (2)	27,793	28,414	-2.2%	57,316	56,894	0.7%
Earnings before provision for income taxes	77,863	55,944	39.2%	140,712	98,017	43.6%
Provision for income taxes	28,585	21,384	33.7%	50,485	37,331	35.2%
Net earnings	$49,278	$34,560	42.6%	$90,227	$60,686	48.7%

Net earnings per share:
Basic	$0.27	$0.19	42.1%	$0.49	$0.33	48.5%
Diluted	$0.26	$0.19	36.8%	$0.48	$0.33	45.5%

Weighted average shares:
Basic	182,831	181,942		182,644	181,915
Diluted	187,724	183,975		187,431	183,885

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.4%	53.1%	130	53.8%	52.8%	100
BSG Segment Gross Profit Margin	40.1%	38.7%	140	39.8%	38.7%	110
Consolidated Gross Profit Margin	48.9%	47.8%	110	48.3%	47.5%	80
Selling, general and administrative expenses	33.8%	34.4%	(60)	34.1%	35.0%	(90)
Consolidated Operating Profit Margin	13.2%	11.7%	150	12.4%	10.9%	150
Net Earnings Margin	6.1%	4.8%	130	5.7%	4.3%	140

Effective Tax Rate	36.7%	38.2%	(150)	35.9%	38.1%	(220)

(1)         Selling, general and administrative expenses include share-based compensation of $2.4 million for each of the three months ended March 31, 2011 and 2010; and $10.3 million and $7.4 million for the six months ended March 31, 2011 and 2010, respectively.

(2)         Interest expense, net of interest income of $0.2 million and $0.1 million for the six months ended March 31, 2011 and 2010, respectively, includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the six months ended March 31, 2010. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2011	2010	% CHG	2011	2010	% CHG
Net sales:
Sally Beauty Supply	$490,845	$453,634	8.2%	$971,851	$891,949	9.0%
Beauty Systems Group	310,960	266,833	16.5%	623,518	533,369	16.9%
Total net sales	$801,805	$720,467	11.3%	$1,595,369	$1,425,318	11.9%

Operating earnings:
Sally Beauty Supply	$93,945	$79,520	18.1%	$177,497	$150,626	17.8%
Beauty Systems Group	33,527	26,027	28.8%	68,669	51,624	33.0%
Segment operating earnings	$127,472	$105,547	20.8%	$246,166	$202,250	21.7%

Unallocated corporate expenses (1)	(19,379)	(18,806)	3.0%	(37,863)	(39,968)	-5.3%
Share-based compensation	(2,437)	(2,383)	2.3%	(10,275)	(7,371)	39.4%
Interest expense	(27,793)	(28,414)	-2.2%	(57,316)	(56,894)	0.7%
Earnings before provision for income taxes	$77,863	$55,944	39.2%	$140,712	$98,017	43.6%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.1%	17.5%	160	18.3%	16.9%	140
Beauty Systems Group	10.8%	9.8%	100	11.0%	9.7%	130
Consolidated operating profit margin	13.2%	11.7%	150	12.4%	10.9%	150

(1)           Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2011	2010	% CHG	2011	2010	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$49,278	$34,560	42.6%	$90,227	$60,686	48.7%
Add:
Depreciation and amortization	14,777	12,430	18.9%	28,888	24,320	18.8%
Share-based compensation (1)	2,437	2,383	2.3%	10,275	7,371	39.4%
Interest expense (2)	27,793	28,414	-2.2%	57,316	56,894	0.7%
Provision for income taxes	28,585	21,384	33.7%	50,485	37,331	35.2%
Adjusted EBITDA (Non-GAAP)	$122,870	$99,171	23.9%	$237,191	$186,602	27.1%

Net earnings (per GAAP)	$49,278	$34,560		$90,227	$60,686
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (2)	—	—		—	(2,356)
Tax provisions for the marked-to-market adjustment (3)	—	—		—	919
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$49,278	$34,560	42.6%	$90,227	$59,249	52.3%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.27	$0.19	42.1%	$0.49	$0.33	48.5%
Diluted	$0.26	$0.19	36.8%	$0.48	$0.32	50.0%

Weighted average shares:
Basic	182,831	181,942		182,644	181,915
Diluted	187,724	183,975		187,431	183,885

(1)          Share-based compensation for the six months ended March 31, 2011 and 2010 includes $5.0 million and $2.5 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)          Interest expense includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the six months ended March 31, 2010. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

(3)          The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 39.0% for the six months ended March 31, 2010.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2011	2010	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,055	2,920	135
Franchise stores	28	26	2
Total Sally Beauty Supply	3,083	2,946	137
Beauty Systems Group:
Company-operated stores (1)	966	848	118
Franchise stores	158	159	(1)
Total Beauty System Group	1,124	1,007	117
Total	4,207	3,953	254

BSG distributor sales consultants (end of period) (2)	1,119	1,106	13

	2011	2010	Basis Pt Chg
Second quarter company-operated same store sales growth (3)
Sally Beauty Supply	6.2%	4.3%	190
Beauty Systems Group	5.6%	6.1%	(50)
Consolidated	6.0%	4.8%	120

			Basis Pt Chg
Six months ended March 31 company-operated same store sales growth (3)
Sally Beauty Supply	6.3%	4.0%	230
Beauty Systems Group	6.7%	5.2%	150
Consolidated	6.4%	4.3%	210

(1)          BSG company-operated stores, at March 31, 2011, include 82 stores resulting from the October 1, 2010 acquisition of Aerial Company, Inc.

(2)          Includes 395 distributor sales consultants as reported by our franchisees at March 31, 2011 and 2010. Our current period distributor sales consultants include approximately 70 distributor sales consultants related to the October 1, 2010 acquisition of Aerial Company, Inc.

(3)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and store expansions, but does not generally include sales of stores relocated.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2011	September 30, 2010
Financial condition information (at period end):
Working capital	$418,459	$387,123
Cash and cash equivalents	59,102	59,494
Property and equipment, net	180,549	168,119
Total assets	1,707,024	1,589,412
Total debt, including capital leases	1,545,329	1,562,636
Total stockholders’ (deficit) equity	$(341,328)	$(461,272)

	As of
	March 31, 2011	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$—	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%
Senior Term Loan B (1)	826,856	(i) Prime + 1.25-1.50% or (ii) LIBOR + 2.25-2.50%
Other (2)	6,224	4.05% to 7.00%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,538,080

Debt maturities excluding capital leases (3)
FY2011	$2,079
FY2012	5,825
FY2013	10,061
FY2014	814,997
FY2015	430,118
Thereafter	275,000
Total debt	$1,538,080

(1)          The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)          Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)          Amounts shown for specific years do not reflect payments that might be required after fiscal year 2011 as a result of the excess cash-flows test of the term loan.